As filed with the Securities and Exchange Commission on January 2, 2020

Registration No. 333-192189

Registration No. 333-192320

Registration No. 333-204827

Registration No. 333-204828

Registration No. 333-218527

Registration No. 333-225446

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-192189)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-192320)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-204827)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-204828)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-218527)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-225446)

UNDER
THE SECURITIES ACT OF 1933

GUE LIQUIDATION COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	32-0255852 (I.R.S. Employer Identification No.)

3113 Woodcreek Drive
Downers Grove, Illinois	60515
(Address of Principal Executive Offices)	(Zip Code)

FTD COMPANIES, INC. THIRD AMENDED AND RESTATED

2013 INCENTIVE COMPENSATION PLAN

FTD COMPANIES, INC. AMENDED AND RESTATED

2013 INCENTIVE COMPENSATION PLAN

FTD COMPANIES, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

FTD COMPANIES, INC. AMENDED AND RESTATED

2013 EMPLOYEE STOCK PURCHASE PLAN

FTD COMPANIES, INC. 2013 INCENTIVE COMPENSATION PLAN

FTD COMPANIES, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Tom Howley

GUE Liquidation Companies, Inc.

3113 Woodcreek Drive

Downers Grove, Illinois 60515

(Name and address of agent for service)

(630) 719-7800
(Telephone number, including area code, of agent for service)

Copies to:
Edward B. Winslow

Jones Day

77 West Wacker

Chicago, Illinois 60601

(312) 782.3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Deregistration of Securities

GUE Liquidation Companies, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (the “Post-Effective Amendments”) in connection with the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”) filed with the SEC:

•                  Registration Statement No. 333-192189, filed on November 7, 2013, relating to the FTD Companies, Inc. 2013 Incentive Compensation Plan and the FTD Companies, Inc. 2013 Employee Stock Purchase Plan;

•                  Registration Statement No. 333-192320, filed on November 13, 2013, relating to the FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan and the FTD Companies, Inc. Amended and Restated 2013 Employee Stock Purchase Plan;

•                  Registration Statement No. 333-204827, filed on June 9, 2015, relating to the FTD Companies, Inc. 2015 Employee Stock Purchase Plan;

•                  Registration Statement No. 333-204828, filed on June 9, 2015, relating to the FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan (as amended and restated June 9, 2015);

•                  Registration Statement No. 333-218527, filed on June 6, 2017, relating to the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan; and

•                  Registration Statement No. 333-225446, filed on June 5, 2018, relating to the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan (as amended June 5, 2018).

On June 3, 2019, the Company and substantially all of its domestic subsidiaries filed voluntary petitions in the United States Bankruptcy Court of the District of Delaware (the “Court”). On December 19, 2019, the Court entered an order confirming the First Amended Joint Plan of Liquidation for the Debtors (the “Plan”), under which, on December 30, 2019, the effective date of the Plan, all shares of common stock and other equity in the Company were cancelled and terminated. Accordingly, all offerings of the Company’s securities, including those pursuant to the Registration Statements, have also been terminated.

In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements for issuance that remain unissued at the termination of the offerings, the Company hereby removes from registration any and all of the securities of the Company registered under the Registration Statements that remain unissued as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of the Registration Statements.

As no securities are being registered herein, and the sole purpose of this filing is to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 2nd day of January, 2020.

GUE LIQUIDATION COMPANIES, INC.

By:	/s/ Tom Howley
	Name:	Tom Howley
	Title:	Authorized Person

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.